EXHIBIT 99.1

                   IA GLOBAL RECEIVES $1.5 MILLION INVESTMENT

BURLINGAME, March 24, 2004/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced that PBAA Fund Ltd., an affiliate of the company's majority shareholder, has invested an additional $1.5 million into the company in a private placement. The company will use the proceeds from this financing to carry out further restructuring of its operations and accelerate execution of its strategic business plans.

Under the financing terms, the company has issued at $1.5 million convertible note, that is convertible into approximately 5 million shares of common stock to PBAA Fund Ltd., representing a conversion price per share of $0.30, which was the fair-market value of the trailing five-day average closing price of the company's common stock ending March 5, 2004, the date PBAA Fund Ltd. committed to make the investment.

The company's CEO, Alan Margerison, said, "We are pleased to receive this additional financing at a very important time in our company's development. This capital injection from our majority shareholder gives us the ability to push forward with our plans. This investment will significantly strengthen the financial position of the company. It is a very positive step."

IA Global, Inc. is a technology, media and entertainment company. Through our 67% equity interest in Fan Club Entertainment Co., Ltd., a privately held Japanese company, we provide advertising, merchandising, publishing, website and data management services to Cyberbred Co., Ltd., an affiliated company which has recently signed a 5-year agreement with Marvel Entertainment Inc. and Marvel Characters Inc. to manage their fan club in Japan. In addition, we are developing an Internet acceleration product and service that uses a combination of highly advanced and proven compression and caching technologies to increase delivery of Internet and e-mail data to the end-user by an average of between 4-6 times. We recently formed a joint venture company in Australia named QuikCAT Australia to market and distribute our internet acceleration software service in the Australia and New Zealand markets.

For further information, contact:
Mark Scott
CFO
IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA. 94010
Phone:650-685-2402
Fax: 650-685-2404
Email: scott@iaglobalinc.com
WebSite: www.iaglobalinc.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING IA GLOBAL INC.'S BUSINESS, WHICH ARE NOT HISTORICAL FACTS, ARE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES. FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" IN THE COMPANY'S PROSPECTUS. INVESTORS AND PROSPECTIVE INVESTORS SHOULD READ THIS PRESS RELEASE IN CONJUNCTION WITH THE
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SECURITIES AND EXCHANGE COMMISSION.